Exhibit 4.1

ARTICLES OF INCORPORATION

OF

SKAI INC.

I, the undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the Corporation is SKAI INC.

ARTICLE TWO

The period of the Corporation's duration is perpetual.

ARTICLE THREE

The purposes for which the Corporation is organized are the transaction of all lawful business for which corporations may be incorporated under the Texas Business Corporation Act. Without limiting the foregoing, the purposes for which the Corporation is organized, and its powers and authority, shall include the following:

(a)
 To purchase, own, hold, control, use, manage, develop, improve, exchange, mortgage, service, lease, rent, sell, convey and otherwise acquire, dispose of, and deal generally with electronic equipment including satellite cable systems;

(b)
To contract for, provide, sell and otherwise deal in satellite and master antenna cable television services of all kinds as well as pay-per-view and free-to-guest cable distribution systems and services;

(c)
To purchase, own, hold, control, use, develop, improve, exchange, mortgage, lease, rent, sell, convey, or otherwise acquire and dispose of and deal generally in and with, real property, both improved and unimproved, and any and all oil, gas and other minerals and mineral rights of every kind and any easement or other interest therein, wherever situate; to erect, or cause to be erected, on any lands owned, held or occupied by the Corporation, houses, buildings, or other structures, with their appurtenances; to manage, operate, lease, rebuild, enlarge, alter or improve any buildings or other structures, now or hereafter erected on lands so owned, held or occupied; to encumber, sell or otherwise dispose of any lands or interests in lands, and any buildings or other structures, and any houses, stores, shops, suites, rooms or part of any buildings or other structures, at any time owned or held by the Corporation;

(d)
To purchase or otherwise acquire, and to sell, let or grant letters patent, concessions, licenses, inventions, rights, and privileges, subject to royalty or otherwise, and whether exclusive, nonexclusive, or limited, or any part interest in such letters patent, concessions, licenses, inventions, rights, and privileges, whether in the United States or in any other part of the world;

(e)
To acquire by purchase, exchange, lease or otherwise, and to own, hold, use, develop, improve, operate, sell, assign, lease, transfer, convey, exchange, mortgage, pledge, or otherwise dispose of or deal in and with all kinds of equipment, fixtures, appliances, machinery, vehicles, structures, buildings, facilities, intangibles, choses in action and other personal  property, and all kinds of real property of every class or description and interests, rights and privileges therein wheresoever situate;

(f)
To acquire and pay for in cash, stocks, bonds, debentures, or other securities of the Corporation or otherwise, the good will, rights, assets and property and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation;

(g)	To purchase or otherwise acquire, and to own, engage in, operate and maintain, any and all types and kinds of lawful businesses;

(h)
To acquire, by subscription, discount, purchase or otherwise, own, hold, underwrite, guarantee, negotiate, sell, assign, discount, exchange, mortgage, pledge, dispose of, realize upon and deal in and with securities of all kinds, including, but not limited to, shares of stock, bonds, debentures, scrip, warrants, rights, voting trust certificates, coupons, notes, accounts receivable, contracts, mortgages, commercial paper, evidences of indebtedness, certificates of interest, participation certificates, acceptances and interim receipts and certificates, issued or created by any corporation, association, joint stock company, partnership, firm, individual, trustee, syndicate, government, governmental authority, state, municipal corporation, or any governmental division or subdivision; to possess and exercise any and all rights, powers and privileges of ownership of any of the stock or other property of the Corporation, including the right to vote or consent or otherwise act with respect thereto; and to do any acts or things for the protection, preservation, improvement and enhancement in value of any property of the Corporation;

(i)
To borrow or raise money for any of the purposes of the Corporation and, from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other types of indebtedness and securities and to secure the payment of any thereof and of the interest thereon by mortgage upon, pledge, conveyance or assignment in trust of the whole or any part of the properties, assets, business and good will of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes;

(j)
To guarantee the payment of the dividends on any shares of any corporation, joint stock company or association in which the Corporation has or may at any time have an interest; to endorse, or otherwise guarantee the payment of the principal of, or interest on, any bonds, mortgages, debentures, or other securities issued or created by any corporation, joint stock company or association, in which the Corporation has an interest, or whose shares or securities it owns; to become surety for, and to guarantee, the carrying out or the performance of any contract of every kind of any corporation, joint stock company or association in which the Corporation has an interest or whose shares or securities it owns; and to do any and all lawful things designed to protect, preserve, improve or enhance the value of any such shares, bonds, mortgages, debentures, securities, or other evidences of indebtedness of any corporation, joint stock company or association in which the Corporation has an interest or whose shares or securities it may own;

(k)
To purchase, hold, cancel, reissue, sell, exchange, transfer, or otherwise deal in its own securities from time to time, to such extent, in such manner and upon such terms as the Board of Directors of the Corporation shall determine to the extent now or hereafter allowed by law, and provided further that the shares of its own capital stock belonging to the Corporation shall not be voted upon directly or indirectly;

(l)
To have one or more offices, to carry on all or any part of its operations and business without restriction or limit as to amount; to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the States or the District of Columbia of the United States, subject to the laws of such State or District;

(m)	To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, State, body politic, or government;

(n)
To lend its  funds or credit from time to time to such  extent, to  such persons, firms, associations, corporations, governments, or subdivisions thereof, and on such terms and on such security, if any, or without security, as the Board of Directors of the Corporation  may determine and as may be lawful;

(o)
To carry on any other lawful business whatsoever in connection with any of the foregoing, or which is calculated directly or indirectly to promote the interest of the Corporation or to enhance the value of its property; and to execute from time to time, general and special powers of attorney to persons, firms, associations or corporations, and to revoke the same as and when the Board of Directors may determine; and

(p)
In general, to have and exercise all the powers conferred by the laws of Texas upon corporations formed under the laws of the State of Texas, and to do any or all of the things hereinabove set forth to the same extent as natural persons might or could do.

The foregoing clauses shall be construed as being objects and purposes and powers and the foregoing clauses shall, except where otherwise expressed, be in nowise limited to, restricted by reference to, or inference from, the terms of any other clause in these Articles of Incorporation, but the objects and purposes and powers specified in each of the foregoing clauses of this Article shall be regarded as independent objects, purposes and powers. The foregoing enumeration of specific objects, purposes and powers shall not be deemed to restrict or diminish the general powers of the Corporation, and the enjoyment and exercise thereof, as conferred by the laws of the State of Texas on business corporations organized pursuant to said laws.

ARTICLE FOUR

The Corporation shall have authority to issue 11,000,000 shares of capital stock, which shall be divided into classes and shall have the following designations, preferences limitations and relative rights:

A.    Common Stock.  One class shall consist of 10,000,000 shares of common stock of $0.01 par value, designated "Common Stock." The holders of Common Stock shall be entitled to elect all of the members of the Board of Directors of the Corporation, and such holders shall be entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation.

B.    Preferred Stock. One class shall consist of 1,000,000 shares of preferred stock of $0.01 par value, designated "Preferred Stock." The Board of Directors of the Corporation shall be empowered to divide any and all shares of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the following provisions of the shares of such series: (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board  of Directors; (ii) the annual rate of dividends payable on shares of such series, whether dividends shall be cumulative and conditions upon which and the date when such dividends shall be accumulated on all shares of such series issued prior to the record date for the first dividend of such series; (iii) the time or times when and the price or prices at which shares of such series shall be redeemable at the option of the holder or of the Corporation and the sinking fund provisions, if any, for the purchase or redemption of such shares; (iv) the amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether all or a portion is paid before any amount is paid on the Common Stock: (v) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; and (vi) whether the shares of such series have voting rights and the extent of such voting rights, if any.

The Board of Directors shall have the power to reclassify any unissued shares of any series of Preferred Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, including but not limited to, but subject to the limitations described in, the above provision.

Any action by the Board of Directors in authorizing the issuance of Preferred Stock and fixing and determining the provisions thereof is hereby ratified and approved.

C.     General. No shareholder shall have any preemptive right to subscribe to an additional issue of shares of any class of stock of the Corporation or to any security convertible into such stock. No shareholder shall have the right to cumulate his vote on any matter on which he is entitled to vote, including elections of directors.

ARTICLE FIVE

The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of not less than One Thousand Dollars ($1,000), consisting of money, labor done or property actually received.

ARTICLE SIX

The post office address of the Corporation's initial registered office is 2415 West Northwest Highway, Suite 103, Dallas, Texas 75220, and the name of its initial registered agent at such address is Edward R. McMurphy.

ARTICLE SEVEN

The number of directors constituting the initial Board of Directors is nine (9), and the name and address of each person who is to serve as director until the first annual meeting of the shareholders or until a successor is elected and qualified are:

NAME	ADDRESS

Edward R. McMurphy	2415 W. Northwest Highway Suite 103 Dallas, Texas 75220

R. Clark Sledge	2415 W. Northwest Highway Suite 103 Dallas, Texas 75220

John David Simmons	100 Century Park South Suite 204 Birmingham, Alabama 35226

William C. Brookshire, Jr.	950 E. Paces Ferry Suite 2300 Atlanta, Georgia 30326

Joel B. Piassick	2400 First Atlanta Tower Atlanta, Georgia 30383

George H. Covert	1700 W. 6th Street
Austin, Texas 78703

John Adel, Sr.	7615 Mason Dell
Dallas, Texas 75220

John A. Stephens	2708 Grand Avenue
Des Moines, Iowa 50312

Gary D. Baumgart	50005 LBJ Freeway
Suite 1230
Dallas, Texas 75244

ARTICLE EIGHT

The name and address of the incorporator is: Helen T. Ferraro, Esq., 1800 East Tower, 3333 Peachtree Road, N.E., Atlanta, Georgia 30326.

ARTICLE NINE

No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article does not authorize the elimination or limitation of the liability of a director to the extent the director is found liable for:

(1)    a breach of the director's duty of loyalty to the Corporation or its shareholders;

(2)    an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

(3)    a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

(4)    an act or omission for which the liability of a director is expressly provided by an applicable statute.

If applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law, as amended. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE TEN

Notwithstanding any provision of law requiring the affirmative vote of a greater percentage or proportion than a majority of the outstanding shares of all classes or of any class of stock of the Corporation entitled to vote to take or authorize any action, such action may be taken or authorized upon the affirmative vote of a majority of the outstanding shares of all classes or of any class of stock of the Corporation entitled to vote thereon, except as may be otherwise provided in these Articles of Incorporation or in the By-laws.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand, this 22nd day of August, 1989.

/s/ Helen T. Ferraro
Helen T. Ferraro

STATE OF GEORGIA	)
	)	ss:
COUNTY OF FULTON	)

I, Robert T. Molinet, a notary public, do hereby certify that on this 22nd day of August, 1989, personally appeared before me, Helen T. Ferraro, who being by me first duly sworn, declared that she is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.

/s/ Robert T. Molinet Notary Public Notary Public, DeKalb County, Georgia My Commission Expires Dec 27, 1991

 [NOTARIAL SEAL]